Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-274145); and Form S-1/A (No. 333-264229) and related prospectus of Stabilis Solutions, Inc., of our report dated March 5, 2026 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Ham, Langston and Brezina, L.L.P.

Houston, Texas

March 5, 2026